EXHIBIT 99.1

Custom Truck One Source, Inc. Reports Second Quarter 2026 Results and Increases Full Year 2026 Revenue and Adjusted EBITDA Guidance
KANSAS CITY, Mo. August 3, 2026 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, forestry, waste management and other infrastructure-related end markets, today reported financial results for the three and six months ended June 30, 2026.
CTOS Second-Quarter Highlights
•Record second quarter revenue of $563.4 million, an increase of $52.0 million, or 10.2%, compared to the second quarter of 2025
•Increased Average OEC on rent by $158.5 million, or 13.1%, compared to the second quarter of 2025
•Gross profit of $124.0 million, an increase of $21.4 million, or 20.9%, compared to the second quarter of 2025
•Adjusted Gross Profit of $180.9 million, an increase of $24.4 million, or 15.6%, compared to the second quarter of 2025
•Net income of $10.4 million, an improvement of $38.8 million, compared to the second quarter of 2025
•Adjusted EBITDA of $116.8 million, an increase of $23.3 million, or 25.0%, compared to the second quarter of 2025
•Reduced net leverage ratio to 3.85x at quarter-end, crossing below 4.0x, compared to 4.02x at the end of the first quarter and 4.31x at year-end 2025
•Given strong conditions in the transmission and distribution (“T&D”) end markets, and record first half results, increasing 2026 full year revenue guidance range from $2.005 billion - $2.12 billion to $2.1 billion - $2.2 billion and Adjusted EBITDA1 guidance range from $415 million - $440 million to $437.5 million - $455 million

“In the second quarter, we delivered record quarterly revenue and substantial year-over-year growth in revenue and Adjusted EBITDA of 10% and 25%, respectively. Sustained strength in our core T&D markets remains the primary driver of performance within our SER segment and for the Company as a whole. Our rental fleet achieved average utilization of 81.6% for the quarter, up 400 basis points from a year ago, and we ended the quarter with total OEC of $1.68 billion, the highest quarter-end level in our history, positioning us for continued SER growth through the balance of 2026,” said Ryan McMonagle, Chief Executive Officer of CTOS. “STEM also had a record quarter, with external customer revenue of $345 million and equipment sales of $332 million. The strength across both segments allowed us to continue making substantial progress in reducing our net leverage. We are optimistic about the second half of 2026, as CTOS remains well-positioned to benefit from secular tailwinds in data center investment, electrification, utility grid upgrades and infrastructure spending. We remain focused on Adjusted EBITDA growth, working capital management, free cash flow generation and continued deleveraging,” McMonagle added.

Summary Actual Consolidated Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2026
(in $000s)	2026	2025	2026	2025
Rental revenue	$145,060	$120,814	$282,275	$237,075	$137,215
Equipment sales	383,559	356,112	676,193	629,975	292,634
Parts sales and services	34,827	34,557	66,600	66,665	31,773
Total revenue	563,446	511,483	1,025,068	933,715	461,622
Gross Profit	$123,974	$102,542	$227,037	$188,078	$103,063
Adjusted Gross Profit[1]	$180,901	$156,549	$340,161	$292,176	$159,260
Net Income (Loss)	$10,399	$(28,380)	$6,297	$(46,171)	$(4,102)
Adjusted EBITDA[1]	$116,754	$93,428	$214,740	$166,854	$97,986
1 - Each of Adjusted Gross Profit and Adjusted EBITDA is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release. CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA for the year ending December 31, 2026 to its most directly comparable GAAP financial measure due to the high variability and difficulty in predicting certain items that affect Adjusted EBITDA including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA should not be used to predict Net income (loss) as the difference between the measures are variable and unpredictable.

Summary Actual Financial Results by Segment
Beginning January 1, 2026, CTOS is reporting our results under two reportable segments: (1) Specialty Equipment Rentals (“SER”) and (2) Specialty Truck Equipment and Manufacturing (“STEM”). The new SER segment consists of our historical Equipment Rental Solutions (“ERS”) segment (except for certain used sales to be accounted for by STEM) and a portion of our historical Aftermarket Parts and Services (“APS”) segment, and the new STEM segment consists of our historical Truck and Equipment Sales (“TES”) segment, certain used sales that previously were accounted for by ERS and a portion of our historical APS segment. We are also reflecting intercompany activity between the two segments, which is ultimately eliminated in consolidation. This new segment reporting reflects how CTOS’s business is managed and how resources are allocated in 2026 and utilizes Adjusted EBITDA as the segments’ profit measure. Segment Adjusted EBITDA is defined as segment operating income or loss before depreciation and amortization, further excluding the effects of purchase accounting adjustments and the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”).
Management believes this new presentation better reflects the positioning of CTOS’s strategies and operations portfolio and better reflects key economic drivers, capital intensity, and margin profiles of the respective new segments, as well as aligns our external reporting with how management allocates capital and evaluates performance. Prior period amounts have been recast to reflect the change to two reportable segments.
Specialty Equipment Rentals

	Three Months Ended		—	Six Months Ended		Three Months Ended March 31, 2026
(in $000s)	June 30, 2026	June 30, 2025		June 30, 2026	June 30, 2025
Revenue from external customers:
Rental	$145,060	$120,814		$282,275	$237,075	$137,215
Equipment sales	51,659	39,661		89,436	69,516	37,777
Parts sales and services	22,100	22,353		40,871	43,318	18,771
Total revenue from external customers	218,819	182,828		412,582	349,909	193,763
Intersegment sales	4,113	15,726		10,903	27,326	6,790
Rental AR Provision(1)	2,390	2,358		4,566	4,203	2,176
Sales type lease adjustment(2)	(4,318)	1,179		(2,215)	2,436	2,103
Total segment revenue	221,004	202,091		425,836	383,874	204,832
Segment Expenses:
Cost of rental, excluding depreciation	34,542	30,040		65,290	60,132	30,748
Cost of equipment sales, net of purchase accounting, sales-type leases and depreciation(3)	30,884	25,959		59,356	43,885	28,472
Cost of parts and services, excluding depreciation	17,914	18,993		35,882	38,970	17,968
Cost of intersegment sales	3,728	15,726		9,838	27,326	6,110
Rental AR provision(1)	2,390	2,358		4,566	4,203	2,176
Total segment cost of revenue expenses	89,458	93,076		174,932	174,516	85,474
Selling, general and administrative expenses	14,347	16,180		28,208	30,474	13,861
Total segment expenses	103,805	109,256		203,140	204,990	99,335
Segment Adjusted EBITDA	$117,199	$92,835		$222,696	$178,884	$105,497
1-Specifically identifiable lease revenue receivables not deemed probable of collection are recorded as a reduction of rental revenue. This is classified as a segment expense for Segment Adjusted EBITDA reviewed by the chief operating decision maker.
2-Impact of sales-type lease accounting for certain leases containing RPOs: this impact is excluded from the measure of Adjusted EBITDA utilized by our CODM to allocate resources and to assess the performance of our segments as we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts.
3-Excludes the non-cash impact of purchase accounting, impact of sales-type lease accounting for certain leases containing RPOs, further excluding depreciation.

Specialty Truck Equipment & Manufacturing

	Three Months Ended		Six Months Ended		Three Months Ended March 31, 2026
(in $000s)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenue from external customers:
Equipment sales	$331,900	$316,451	$586,757	$560,459	$254,857
Parts sales and services	12,727	12,204	25,729	23,347	13,002
Total revenue from external customers	344,627	328,655	612,486	583,806	267,859
Intersegment sales	93,153	97,599	188,603	192,388	95,450
Total Segment Revenue	437,780	426,254	801,089	776,194	363,309
Segment Expenses:
Cost of equipment sales, net of purchase accounting, sales-type leases and depreciation(1)	281,235	265,542	494,460	470,991	213,225
Cost of parts and services, excluding depreciation	9,551	8,634	18,645	16,078	9,094
Cost of intersegment sales	78,596	97,599	158,781	192,388	80,185
Total segment cost of revenue expenses	369,382	371,775	671,886	679,457	302,504
Selling, general and administrative expenses	20,042	16,663	37,622	32,516	17,580
Floor plan interest expense	11,139	13,764	21,658	27,061	10,519
Total segment expenses	400,563	402,202	731,166	739,034	330,603
Segment Adjusted EBITDA	$37,217	$24,052	$69,923	$37,160	$32,706
1-Excludes the non-cash impact of purchase accounting.

Consolidated Adjusted EBITDA

	Three Months Ended		Six Months Ended		Three Months Ended March 31, 2026
(in $000s)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
SER Adjusted EBITDA	$117,199	$92,835	$222,696	$178,884	$105,497
STEM Adjusted EBITDA	37,217	24,052	69,923	37,160	32,706
Eliminations Adjusted EBITDA	(14,942)	—	(30,887)	—	(15,945)
Segment Adjusted EBITDA	139,474	116,887	261,732	216,044	122,258
Reconciling Items:
Corporate and non-allocated selling, general and administrative expenses	(22,720)	(23,459)	(46,992)	(49,190)	(24,272)
Adjusted EBITDA	$116,754	$93,428	$214,740	$166,854	$97,986
See the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2026 for a reconciliation of segment-level adjusted EBITDA to Consolidated income (loss) before income taxes.
Summary Combined Operating Metrics

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2026
(in $000s)	2026	2025	2026	2025
Ending OEC(a) (as of period end)	$1,679,255	$1,560,704	$1,679,255	$1,560,704	$1,655,414
Average OEC on rent(b)	$1,365,689	$1,207,231	$1,354,822	$1,192,333	$1,343,712
Fleet utilization(c)	81.6%	77.6%	81.5%	77.3%	81.4%
OEC on rent yield(d)	39.4%	38.6%	39.1%	38.3%	38.9%
Sales order backlog(e) (as of period end)	$322,470	$334,805	$322,470	$334,805	$411,311
(a) Ending OEC — Ending original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For periods of less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.
Management Commentary
The increase of 20.1% in rental revenue in the second quarter of 2026 compared to the second quarter of 2025 was the result of improved average fleet utilization (which increased to 81.6% compared to 77.6%) driven by increased rental volume, with average OEC on rent increasing by 13.1% year-over-year and OEC on rent yield improving 80 basis points to 39.4%. Compared to the second quarter of 2025, SER rental equipment sales increased 30.3% in the second quarter of 2026 due to an increase in buyout activity of rental contracts with purchase options. SER adjusted EBITDA in the second quarter of 2026 increased 26.2% compared to the second quarter of 2025.
Equipment sales in our STEM segment increased 4.9% in the second quarter of 2026 compared to the second quarter of 2025 driven by demand for utility and forestry vehicles. Adjusted EBITDA increased by $13.2 million in the second quarter of 2026 compared to the second quarter of 2025. Our STEM backlog was down 3.7% compared to the second quarter of 2025, and, at approximately 3.5 months of LTM third-party new sales, sits modestly below our targeted range of four to six months, reflecting record equipment deliveries in the quarter.
The increase in net income in the second quarter of 2026, compared to a loss in the second quarter of 2025, was primarily due to higher operating income as a result of strong new equipment sales and higher rental revenue driven by higher average OEC on rent. The increase is also due to an income tax benefit in the quarter, compared to an expense for the same period in 2025 which reflected an adjustment to our estimated effective tax rate.
Adjusted EBITDA for the second quarter of 2026 was $116.8 million, a 25.0% increase compared to the second quarter of 2025, which was largely driven by increased gross profit.

As of June 30, 2026, cash and cash equivalents were $10.3 million, total debt outstanding was $1,673.2 million, net debt was $1,662.9 million and our net leverage ratio was 3.85x. Availability under the senior secured credit facility was $229.4 million as of June 30, 2026, and based on our borrowing base, we have an additional $242.0 million of suppressed availability that we could access by upsizing our existing facility.

2026 Outlook
We are increasing our full year 2026 consolidated revenue, segment revenue, and Adjusted EBITDA1, 4 guidance to reflect our record first half results and continued momentum in the rental business.
Consolidated CTOS:
•Revenue is expected to increase 8% to 13% year-over-year, with Adjusted EBITDA1, 4 expected to increase 14% to 19%.
•Net rental fleet investment (purchases less proceeds) for 2026 is expected to be approximately $170 million to $200 million, an increase from prior guidance to support strong rental demand, with mid-single digit net OEC growth, while still reflecting a meaningful reduction from over $250 million in 2025.
•Inventory months on hand is expected to continue trending toward the targeted level of below six months, supporting working capital improvement.
•Levered free cash flow2, 4 is expected to exceed $50 million for 2026 and net leverage ratio3, 4 is expected to be meaningfully below four times by the end of fiscal 2026; the longer-term target remains achieving a net leverage ratio3, 4 below three times in 2027.
Specialty Equipment Rentals (SER):
•The rental business continues to perform very well with OEC on rent, utilization and gross margin all continuing to perform ahead of expectations through the first half of 2026.
•Demand for equipment serving the utility transmission and distribution market remains very strong and at record levels, and further penetration of the vocational rental market is expected to provide incremental growth.
•Average fleet age was approximately three years at the end of the second quarter, which continues to position the Company to moderate rental fleet investment while pursuing growth, with OEC expected to increase by a mid-single digit percentage in 2026.
Specialty Truck Equipment & Manufacturing (STEM):
•Third-party new sales revenue is expected to increase 3% to 10% in 2026 compared to 2025, supported by continued customer demand, stable supply chain conditions and relationships with key customers, chassis suppliers and attachment suppliers.
•Total STEM revenue is expected to be down marginally to up 3% year-over-year, with third-party growth partially offset by lower intercompany rental sales/capex.
•Sales order backlog ended the second quarter at $322 million, or approximately 3.5 months of LTM third-party new sales, modestly below the targeted range of four to six months, reflecting record equipment deliveries in the quarter; backlog can move quarter to quarter with delivery and production timing, and June quoting activity increased 26% year-over-year, supporting expected order intake in the second half.
“Our focus for the remainder of 2026 is on disciplined execution – converting strong end-market demand into profitable growth, cash generation and further balance sheet improvement. Our rental business continues to perform very well, driven by demand in our utility transmission and distribution markets, and that strength is flowing through to margins and Adjusted EBITDA1, 4,” said Chris Eperjesy, Chief Financial Officer of CTOS. “We expect third quarter revenue and Adjusted EBITDA1, 4 to be up year-over-year but, modestly below the second quarter, as certain third-party new equipment and used equipment sales, including rental purchase option buyouts, were delivered in the second quarter rather than the second half. That timing shifts results between quarters, not out of the year, and it is reflected in our raised full-year ranges. Rental enters the third quarter with OEC on rent and utilization above prior-year levels and is expected to continue growing sequentially, with year-over-year growth rates naturally moderating as we lap a second half of 2025 that posted the largest increase in OEC on rent in our history. With a younger, highly utilized fleet and improving working capital dynamics, we believe CTOS is positioned to drive higher returns on invested capital while maintaining financial flexibility as we invest selectively to support our customers’ long-term needs, and to translate that into meaningful free cash flow generation.”

2026 Consolidated Outlook
Revenue	$2,100 million	—	$2,200 million
Adjusted EBITDA[1,4]	$437.5 million	—	$455 million

2026 Revenue Outlook by Segment [5]
SER	$850 million	—	$875 million
STEM	$1,630 million	—	$1,700 million
1 - Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about Adjusted EBITDA.
2 - Levered Free Cash Flow is defined as net cash provided by operating activities, less cash flow for investing activities, excluding acquisitions, plus acquisition of inventory through floor plan payables – non-trade less repayment of floor plan payables – non-trade, both of which are included in cash flow from financing activities in our Consolidated Statements of Cash Flows.
3 - Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about net leverage ratio.
4 - CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio for future periods to their respective most directly comparable GAAP financial measure due to the high variability and difficulty in predicting certain items that affect such GAAP measures including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio should not be used to predict their respective most directly comparable GAAP measure as the differences between the respective measures are variable and unpredictable.
5- Beginning January 1, 2026, transactions between segments are accounted for as if completed on an arm’s length basis using a cost-plus methodology.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call to discuss its second quarter 2026 results at 9:00 a.m. ET on August 4, 2026, via a live audio-only webcast. Both the webcast link and a presentation of financial information will be posted on the “Events & Presentations” page of investors.customtruck.com. A replay of the call will be available by accessing the same webcast link detailed above.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications, and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade, and installation of critical infrastructure assets, including electric lines, telecommunications networks, and rail systems. The Company's coast-to-coast rental fleet of more than 10,350 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools, and accessories. For more information, please visit customtruck.com.
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.customtruck.com) in addition to press releases, SEC filings and public conference calls. The information we post through our investor relations website may be deemed material. Accordingly, investors should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “suggests,” “plans,” “targets,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “could,” “would,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, changes in U.S. trade policy including tariffs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; competition in the equipment dealership and rental industries; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to attract and retain key personnel, including our management and skilled technicians; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; uncertainty relating to macroeconomic conditions, unfavorable conditions in the capital and credit markets and our customers’ inability to obtain additional capital as required; increases in price of fuel or freight; regulatory, technological advancement, or other changes in our core end-markets may affect our customers’ spending; our strategic initiatives including acquisitions and divestitures may not be successful and may divert our management’s attention away from operations and could create general customer uncertainty; the interest of our majority stockholder, which may not be consistent with the other stockholders; volatility of our common stock market price; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions or security compromises affecting our information technology systems or those of our critical services providers could adversely affect our operating results by subjecting us to liability, and limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, or implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2026
(in $000s except per share data)	2026	2025	2026	2025
Revenue
Rental revenue	$145,060	$120,814	$282,275	$237,075	$137,215
Equipment sales	383,559	356,112	676,193	629,975	292,634
Parts sales and services	34,827	34,557	66,600	66,665	31,773
Total revenue	563,446	511,483	1,025,068	933,715	461,622
Cost of Revenue
Cost of rental revenue	34,847	30,338	65,912	60,738	31,065
Depreciation of rental equipment	56,927	54,007	113,124	104,098	56,197
Cost of equipment sales	319,927	296,672	563,845	525,149	243,918
Cost of parts sales and services	27,771	27,924	55,150	55,652	27,379
Total cost of revenue	439,472	408,941	798,031	745,637	358,559
Gross Profit	123,974	102,542	227,037	188,078	103,063
Operating Expenses
Selling, general and administrative expenses	61,274	59,165	118,900	118,616	57,626
Amortization	6,683	6,911	13,369	13,591	6,686
Non-rental depreciation	3,404	3,232	6,794	6,572	3,390
Transaction expenses and other	5,998	5,303	9,890	8,963	3,892
Total operating expenses	77,359	74,611	148,953	147,742	71,594
Operating Income	46,615	27,931	78,084	40,336	31,469
Other Expense
Interest expense, net	38,190	40,204	73,227	79,117	35,037
Financing and other expense (income)	(551)	(1,371)	(314)	(2,387)	237
Total other expense	37,639	38,833	72,913	76,730	35,274
Income (Loss) Before Income Taxes	8,976	(10,902)	5,171	(36,394)	(3,805)
Income Tax Expense (Benefit)	(1,423)	17,478	(1,126)	9,777	297
Net Income (Loss)	$10,399	$(28,380)	$6,297	$(46,171)	$(4,102)

Net Income (Loss) Per Share
Basic	$0.05	$(0.13)	$0.03	$(0.20)	$(0.02)
Diluted	$0.05	$(0.13)	$0.03	$(0.20)	$(0.02)

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	June 30, 2026	December 31, 2025
Assets
Current Assets
Cash and cash equivalents	$10,287	$6,273
Accounts receivable, net	245,233	195,541
Financing receivables, net	10,708	8,853
Inventory	1,042,203	930,939
Prepaid expenses and other	17,942	17,009
Total current assets	1,326,373	1,158,615
Property and equipment, net	155,959	142,526
Rental equipment, net	1,077,543	1,086,678
Goodwill	704,905	705,167
Intangible assets, net	212,186	225,725
Operating lease assets	117,254	110,921
Other assets	10,396	11,822
Total Assets	$3,604,616	$3,441,454
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$115,437	$88,366
Accrued expenses	68,177	69,228
Deferred revenue and customer deposits	24,625	23,500
Floor plan payables - trade	369,206	291,215
Floor plan payables - non-trade	397,007	366,208
Operating lease liabilities - current	9,378	8,955
Current maturities of long-term debt	3,209	25,858
Total current liabilities	987,039	873,330
Long-term debt, net	1,656,652	1,619,352
Operating lease liabilities - noncurrent	112,699	105,909
Deferred income taxes	32,269	33,760
Total long-term liabilities	1,801,620	1,759,021
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(124,971)	(122,602)
Additional paid-in capital	1,564,896	1,559,874
Accumulated other comprehensive loss	(12,710)	(10,614)
Accumulated deficit	(611,283)	(617,580)
Total stockholders' equity	815,957	809,103
Total Liabilities and Stockholders' Equity	$3,604,616	$3,441,454

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
(in $000s)	2026	2025
Operating Activities
Net income (loss)	$6,297	$(46,171)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	137,106	128,168
Amortization of debt issuance costs	2,197	2,222
Provision for losses on accounts receivable	5,233	5,008
Share-based compensation	4,610	4,179
Gain on sales and disposals of rental equipment	(27,137)	(21,599)
Deferred tax expense (benefit)	(1,293)	7,653
Changes in assets and liabilities:
Accounts and financing receivables	(50,148)	23,375
Inventories	(112,587)	(37,760)
Prepaids, operating leases and other	(114)	(14,541)
Accounts payable	25,931	39,504
Accrued expenses and other liabilities	(1,090)	18,368
Floor plan payables - trade, net	77,991	77,776
Customer deposits and deferred revenue	1,190	(4,829)
Net cash flow from operating activities	68,186	181,353
Investing Activities
Purchases of rental equipment	(191,584)	(225,299)
Proceeds from sales and disposals of rental equipment	106,987	93,967
Purchase of non-rental property and cloud computing arrangements	(21,627)	(8,475)
Net cash flow for investing activities	(106,224)	(139,807)
Financing Activities
Borrowings under revolving credit facilities	135,300	144,269
Repayments under revolving credit facilities	(118,392)	(56,694)
Principal payments on long-term debt	(4,454)	(4,523)
Acquisition of inventory through floor plan payables - non-trade	263,194	237,812
Repayment of floor plan payables - non-trade	(232,395)	(326,725)
Repurchase of common stock	—	(32,575)
Share-based payments	(1,957)	(1,453)
Net cash flow from (for) financing activities	41,296	(39,889)
Effect of exchange rate changes on cash and cash equivalents	756	(203)
Net Change in Cash and Cash Equivalents	4,014	1,454
Cash and Cash Equivalents at Beginning of Period	6,273	3,805
Cash and Cash Equivalents at End of Period	$10,287	$5,259

	Six Months Ended June 30,
(in $000s)	2026	2025
Supplemental Cash Flow Information
Interest paid	$71,846	$77,619
Income taxes paid, net	183	697
Non-Cash Investing and Financing Activities
Property and equipment purchases in accounts payable	2,236	1,052
Rental equipment sales in accounts receivable	739	1,775

CUSTOM TRUCK ONE SOURCE, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance by excluding items considered to be non-recurring. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense (excluding interest on floorplan financing), income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreement and the indenture of our senior secured notes.
Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use this measure to evaluate operating margins and the effectiveness of the cost of our rental fleet.
Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.
Net Leverage Ratio. Net leverage ratio is a non-GAAP performance measure used by management and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. We define net leverage ratio as net debt divided by Adjusted EBITDA for the previous twelve-month period (“last twelve months,” or “LTM”).

CUSTOM TRUCK ONE SOURCE, INC.
ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2026
(in $000s)	2026	2025	2026	2025
Net income (loss)	$10,399	$(28,380)	$6,297	$(46,171)	$(4,102)
Interest expense	27,051	26,440	51,569	52,056	24,518
Income tax expense (benefit)	(1,423)	17,478	(1,126)	9,777	297
Depreciation and amortization	68,970	66,426	137,244	128,937	68,274
EBITDA	104,997	81,964	193,984	144,599	88,987
Adjustments:
Non-cash purchase accounting impact (1)	2,736	3,915	5,968	8,096	3,232
Transaction and integration costs (2)	5,998	5,303	9,890	8,963	3,892
Sales-type lease adjustment (3)	(408)	471	288	1,017	696
Share-based payments (4)	3,431	1,775	4,610	4,179	1,179
Adjusted EBITDA	$116,754	$93,428	$214,740	$166,854	$97,986
Adjusted EBITDA is defined as net income (loss), as adjusted for provision for income taxes, interest expense, net (excluding interest on floorplan financing), depreciation of rental equipment and non-rental depreciation and amortization, and further adjusted for the impact of the fair value mark-up of acquired rental fleet, business acquisition and merger-related costs, including integration, the impact of accounting for certain of our rental contracts with customers that are accounted for under GAAP as sales-type lease and stock compensation expense. This non-GAAP measure is subject to certain limitations.
(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our ABL Credit Agreement and Indenture.
(2)    Represents transaction and other costs related to acquisitions of businesses; costs associated with closed operations; costs associated with restructuring and business optimization activities (inclusive of systems establishment costs); employee retention and/or severance costs; costs related to start-up/pre-openings and openings of locations; reconfiguration or consolidation of facilities or equipment conversion costs. These adjustments are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement and Indenture.
(3)    Represents the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. The adjustments are made pursuant to our ABL Credit Agreement and Indenture. The components of this adjustment are presented in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2026
(in $000s)	2026	2025	2026	2025
Equipment sales	$(5,942)	$(984)	$(5,212)	$(3,145)	$730
Cost of equipment sales	4,461	949	2,817	2,788	(1,644)
Gross margin	(1,481)	(35)	(2,395)	(357)	(914)
Interest (income) expense	(550)	(1,322)	(313)	(2,334)	237
Rental invoiced	1,623	1,828	2,996	3,708	1,373
Sales-type lease adjustment	$(408)	$471	$288	$1,017	$696
(4) Represents non-cash share-based compensation expense associated with the issuance of restricted stock units.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of Adjusted Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2026
(in $000s)	2026	2025	2026	2025
Revenue
Rental revenue	$145,060	$120,814	$282,275	$237,075	$137,215
Equipment sales	383,559	356,112	676,193	629,975	292,634
Parts sales and services	34,827	34,557	66,600	66,665	31,773
Total revenue	563,446	511,483	1,025,068	933,715	461,622
Cost of Revenue
Cost of rental revenue	34,847	30,338	65,912	60,738	31,065
Depreciation of rental equipment	56,927	54,007	113,124	104,098	56,197
Cost of equipment sales	319,927	296,672	563,845	525,149	243,918
Cost of parts sales and services	27,771	27,924	55,150	55,652	27,379
Total cost of revenue	439,472	408,941	798,031	745,637	358,559
Gross Profit	123,974	102,542	227,037	188,078	103,063
Add: depreciation of rental equipment	56,927	54,007	113,124	104,098	56,197
Adjusted Gross Profit	$180,901	$156,549	$340,161	$292,176	$159,260

Reconciliation of SER Segment Adjusted Gross Profit and Adjusted Rental Gross Profit
(unaudited)
The following table presents the reconciliation of SER segment Adjusted Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2026
(in $000s)	2026	2025	2026	2025
Revenue
Rental revenue	$145,060	$120,814	$282,275	$237,075	$137,215
Equipment sales	51,659	39,661	89,436	69,516	37,777
Parts sales and services	22,100	22,353	40,871	43,318	18,771
Intersegment sales	4,113	15,726	10,903	27,326	6,790
Total revenue	222,932	198,554	423,485	377,235	200,553
Cost of Revenue
Cost of rental revenue	34,847	30,338	65,912	60,738	31,065
Cost of equipment sales	36,565	28,818	64,779	49,485	28,214
Cost of parts and services	17,966	19,087	35,985	39,190	18,019
Depreciation of rental equipment	56,927	54,007	113,124	104,098	56,197
Intersegment cost of sales	3,728	15,726	9,838	27,326	6,110
Total cost of revenue	150,033	147,976	289,638	280,837	139,605
Gross profit	72,899	50,578	133,847	96,398	60,948
Add: depreciation of rental equipment	56,927	54,007	113,124	104,098	56,197
Adjusted Gross Profit	$129,826	$104,585	$246,971	$200,496	$117,145

The following table presents the reconciliation of SER segment Adjusted Rental Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2026
(in $000s)	2026	2025	2026	2025
Rental revenue	$145,060	$120,814	$282,275	$237,075	$137,215
Cost of rental revenue	34,847	30,338	65,912	60,738	31,065
Adjusted Rental Gross Profit	$110,213	$90,476	$216,363	$176,337	$106,150

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of Net Debt:

(in $000s)	June 30, 2026	March 31, 2026
Current maturities of long-term debt	$3,209	$5,085
Long-term debt, net	1,656,652	1,628,943
Deferred financing fees	13,353	14,462
Less: cash and cash equivalents	(10,287)	(9,608)
Net Debt	$1,662,927	$1,638,882

Reconciliation of Net Leverage Ratio
(unaudited)
The following table presents the reconciliation of the Net Leverage Ratio:

	Twelve Months Ended
(in $000s)	June 30, 2026	March 31, 2026
Net Debt (as of period end)	$1,662,927	$1,638,882
Divided by: LTM Adjusted EBITDA (1)	$431,444	$408,118
Net Leverage Ratio	3.85	4.02

(1) The following tables present the calculation of LTM Adjusted EBITDA for the periods ended June 30, 2026 and March 31, 2026:

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	June 30, 2026	June 30, 2025	December 31, 2025	June 30, 2026
Net income (loss)	$6,297	$(46,171)	$(31,052)	$21,416
Interest expense	51,569	52,056	104,882	104,395
Income tax expense (benefit)	(1,126)	9,777	2,922	(7,981)
Depreciation and amortization	137,244	128,937	264,998	273,305
EBITDA	193,984	144,599	341,750	391,135
Adjustments:
Non-cash purchase accounting impact	5,968	8,096	15,469	13,341
Transaction and integration costs	9,890	8,963	16,639	17,566
Sales-type lease adjustment	288	1,017	1,229	500
Share-based payments	4,610	4,179	8,471	8,902
Adjusted EBITDA	$214,740	$166,854	$383,558	$431,444

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	March 31, 2026	March 31, 2025	December 31, 2025	March 31, 2026
Net income (loss)	$(4,102)	$(17,791)	$(31,052)	$(17,363)
Interest expense	24,518	25,616	104,882	103,784
Income tax expense (benefit)	297	(7,701)	2,922	10,920
Depreciation and amortization	68,274	62,511	264,998	270,761
EBITDA	88,987	62,635	341,750	368,102
Adjustments:
Non-cash purchase accounting impact	3,232	4,181	15,469	14,520
Transaction and integration costs	3,892	3,660	16,639	16,871
Sales-type lease adjustment	696	546	1,229	1,379
Share-based payments	1,179	2,404	8,471	7,246
Adjusted EBITDA	$97,986	$73,426	$383,558	$408,118